[LOGO]
CALYPTE
BIOMEDICAL CORPORATION
                                                                    NEWS RELEASE
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5 Centerpointe Dr., Suite 400 o Lake Oswego, OR 97035
www.calypte.com

                                                     Investor Relations Contact:
                                                     Tim Clemenson-212-843-9337
                                                     tclemensen@rubensteinir.com

                     CALYPTE NAMES ROGER I. GALE INTERIM CEO
                 THEODORE R. GWIN NAMED CHIEF FINANCIAL OFFICER

Lake Oswego, OR - October 6, 2005 - Calypte Biomedical Corporation (Amex: HIV) today announced that Roger I. Gale, the Chairman of the company's board of directors, will become the company's interim Chief Executive Officer effective immediately.

Mr. Gale has been chairman of the board of directors since November 2004. Mr. Gale has served since October 2001 as Executive Chairman of the board of directors of Wavecrest Group Enterprises Limited, a United Kingdom-based communications service provider. He serves as a director and a member of the Audit Committee of Mechel Steel Group, (NYSE: MTL). He has previously held senior positions with the Asian Development Bank (ADB, Manila) and the International Finance Corporation (IFC), the private sector arm of the World Bank in Washington, D.C. Mr. Gale has also lectured in economics at the University of New England (Australia) and Lincoln College (New Zealand).

Mr. Gale succeeds Dr. Richard George, who has resigned as President and Chief Executive Officer. Dr. George intends to continue with the company in an advisory role to assist in the transition to a new chief executive officer.

 "Dr. George has been a very significant asset to our business," Mr. Gale said. "His leadership and vision have enabled us to achieve some of our most important goals, including the development of our rapid products and our efforts to expand our business internationally. We are grateful for Dr. George's continuing counsel and involvement. While acting as interim Chief Executive Officer, I plan to spend the majority of my time in the United States managing the company's affairs and pushing forward both the efforts initiated by Dr. George as well as a number of potential business strategies."

In conjunction with the company's consolidation of its U.S. operations in the Portland, Oregon area, the company also announced that it has promoted Theodore
R. (Ted) Gwin to the position of Chief Financial Officer. Mr. Gwin has served as Controller of the company since April 2005. He has over 28 years of experience in accounting and financial management and over 10 years in the biotech industry. Prior to joining the company, he was an independent financial and business consultant in the Portland, Oregon area. From 1998 to 2000, Mr. Gwin was the Controller and Principal Accounting Officer at OraSure Technologies, Inc. (NASDAQ: OSUR), formerly Epitope, Inc. Mr. Gwin is a CPA who began his career with KPMG's Portland, Oregon office. Mr. Gwin replaces Richard D. (Rick) Brounstein, who will continue in his position as Executive Vice President. Mr. Brounstein is currently also serving as a member of the SEC Advisory Committee on Smaller Public Companies which recommended the further one-year postponement to 2007 of SOX Section 404 reporting for smaller public companies like Calypte. The recommendation was enacted by the SEC last month.

Further, Richard R. (Dick) Van Maanen has resigned as Vice President of Operations and International Business Development. Mr. Van Maanen intends to continue to work with the company in an advisory capacity.

Mr. Gale commented, "Mr. Gwin's experience at OraSure in financial and operational management will be particularly valuable to the future growth of Calypte. Mr. Brounstein has been Calypte's CFO since December 2001 and has ably guided the financial development of Calypte over that time. I am very pleased that Mr. Brounstein will continue as Executive Vice President, in which capacity he will continue to support Calypte as we complete our relocation and other business initiatives. Mr. Van Maanen has been with Calypte for over 12 years and I want to acknowledge his significant efforts in expanding awareness of Calypte's products both domestically and internationally during that time."

The company will host a conference call featuring a report by its Chairman and interim Chief Executive Officer, Roger I. Gale, at 11:00 AM Eastern Time on Friday, October 14, 2005, followed by a question and answer session. The call can be accessed in the U.S. by dialing 1-800-573-4842 and outside of the U.S. 1-617-224-4327 and entering conference identification number 65101749. An audio replay will be available at http://www.calypte.com until November 14, 2005.

About Calypte Biomedical:

Calypte Biomedical Corporation is a US-based healthcare company focused on the development and commercialization of diagnostic testing products for the detection of sexually transmitted diseases. Calypte specializes in novel tests such as the HIV-1 BED Incidence EIA and is engaged in developing and commercializing new diagnostic test products for the rapid detection of HIV and other sexually transmitted diseases, several of which do not require blood samples. Calypte believes that there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in lesser-developed countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other sexually transmitted infectious diseases may make important contributions to public health, and could increase the likelihood of treating those with undetected HIV and other sexually transmitted diseases.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing, if and as needed, and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will generate sufficient revenues to achieve positive cash flow and profitability. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-KSB/A (No. 2) for the year ended December 31, 2004 and its subsequent filings with the SEC.